EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2010 RESULTS

NASHVILLE, Tenn. (October 25, 2010)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2010.

Highlights:

•	Revenues of $16.6 million in the third quarter of 2010, up 18% over the third quarter of 2009

•	Operating income of $1.7 million in the third quarter of 2010, up 57% over the third quarter of 2009

•	Net income of $796,000 and earnings per share (EPS) of $0.04 per share in the third quarter of 2010—which is the amount after deducting $889,000, or $0.04 per share, of income tax provision, compared to net income of $1.0 million and EPS of $0.05 per share in the third quarter of 2009—which is the amount after deducting $47,000 of income tax provision

•	Adjusted EBITDA of $3.0 million in the third quarter of 2010, up 18% from $2.5 million in the third quarter of 2009

•	C. Martin Harris, M.D. and Deborah Taylor Tate join board of directors

Financial Results:
Third Quarter 2010 Compared to Third Quarter 2009
Revenues for the third quarter of 2010 increased $2.5 million, or 18 percent, to $16.6 million, compared to $14.1 million for the third quarter of 2009. The Company’s revenue mix during the third quarter of 2010 was comprised of 69 percent of revenues from HealthStream Learning and 31 percent from HealthStream Research. This compares to 67 percent from HealthStream Learning and 33 percent from HealthStream Research during the third quarter of 2009.

Revenues from HealthStream Learning increased by $2.0 million, or 22 percent, when compared to the third quarter of 2009. Revenues from our Internet-based subscription products increased by $2.3 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.1 million and from courseware subscriptions of $1.2 million. Revenues from Internet-based subscription products increased 27 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services decreased $132,000 from the prior year quarter, impacted primarily by lower revenues associated with fewer project-based activities. Additionally, revenues from other project-based activities declined $139,000 from the same quarter in the prior year.

Revenues from HealthStream Research increased by $462,000, or 10 percent, when compared to the third quarter of 2009. Revenues from patient surveys—a product that generates recurring revenues—increased by $349,000, or 11 percent. Revenues from surveys conducted on annual or bi-annual cycles—namely employee, physician, and community surveys—increased by $113,000, or 8 percent, with all three survey groups experiencing revenue growth over the prior year same quarter.

Cost of revenues (excluding depreciation and amortization) approximated 38 percent of revenues for both the third quarter of 2010 and 2009. The increase in cost of revenues of $867,000 resulted primarily from increased royalties paid by us associated with growth in courseware subscription revenues as well as an increase in costs associated with the increased capacity to support the growth in volume of patient surveys. These increases were partially offset by lower costs associated with the decline in project-based revenues compared to the prior year quarter.

In the aggregate, all other operating expenses increased by 14 percent over the prior year same quarter. Product development expenses increased by $130,000 (of which $85,000 related to SimVentures) compared to the prior year quarter due to the hiring of additional personnel to support our platform products as well as our portion of expenses associated with the SimVentures joint venture with Laerdal Medical. Sales and marketing expenses increased $733,000 compared to the prior year quarter due to the hiring of additional sales personnel and related expenses. Other general and administrative expense increased $334,000 primarily due to increased contract labor expenses, software maintenance renewal fees, professional fees, and rent expense. Depreciation and amortization decreased $163,000 as certain assets have become fully amortized.

Operating income for the third quarter of 2010 improved by 57 percent to $1.7 million compared to $1.1 million for the third quarter of 2009, primarily resulting from the strong revenue growth mentioned above.

In the fourth quarter of 2009, we released substantially all of the remaining balance of our valuation allowance against our deferred tax assets in accordance with generally accepted accounting principles (“GAAP”), which resulted in a non-cash $9.1 million tax benefit in net income, or approximately $0.41 per share.

Our effective income tax rate in the quarter ended September 30, 2010 was 53 percent. Because the Company previously maintained a full valuation allowance for its deferred tax assets, net income for the third quarter of 2009 did not include deferred income tax expense. Therefore, because of the changes in income tax accounting between 2009 and 2010, net income is not comparable between periods due to the valuation allowance maintained during the prior year.

Net income for the third quarter of 2010 was $796,000, or $0.04 per share (diluted), compared to $1.0 million, or $0.05 per share (diluted), for the third quarter of 2009. Net income for 2010 includes an income tax provision of $889,000, or $0.04 per share (diluted), while net income for 2009 included an income tax provision of $47,000.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $3.0 million for the third quarter of 2010, compared to $2.5 million for the third quarter of 2009. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under GAAP is attached in the Summary Financial Data.

Year-to-Date 2010 Compared to Year-to-Date 2009
For the first nine months of 2010, revenues were $48.1 million, an increase of 14 percent over revenues of $42.3 million in the first nine months of 2009. Operating income for the first nine months of 2010 improved by 41 percent to $5.4 million compared to $3.9 million for the first nine months of 2009. Net income for the first nine months of 2010 was $3.0 million, or $0.13 per share (diluted), compared to $3.6 million, or $0.17 per share (diluted), for the first nine months of 2009. Net income for the first nine months of 2010 includes an income tax provision of $2.5 million, or $0.11 per share (diluted).

Other Financial Indicators
At September 30, 2010, the Company had cash and related interest receivable of $21.4 million, compared to $18.8 million at June 30, 2010. The increase in cash resulted from favorable operating results, net of payments associated with capital expenditures. Capital expenditures and capitalized feature enhancement development totaled approximately $950,000 for the third quarter of 2010.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 61 days for the third quarter of 2010 compared to 64 days for the third quarter of 2009 and 53 days for the second quarter of 2010. The increase in DSO compared to the second quarter of 2010 is associated with higher balances with several customers that were billed in advance during the third quarter of 2010 for annual fees rather than on a monthly subscription basis.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At September 30, 2010, approximately 2,175,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,915,000 at September 30, 2009. The total number of contracted subscribers at September 30, 2010 was approximately 2,365,000 up from 2,008,000 at September 30, 2009. “Contracted subscribers” include both those already implemented (2,175,000) and those in the process of implementation (190,000).

Customers representing approximately 100 percent of subscribers that were up for renewal did renew in the third quarter of 2010, while our renewal rate based on the annual contract value up for renewal was approximately 106 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the third quarter of 2010 compare to a subscriber renewal rate of 101 percent and an annual contract value renewal rate of 107 percent during the third quarter of 2009.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the third quarter of 2010, HealthStream Research added several new healthcare organization customers, including Bingham Memorial Hospital, Denver Health Medical Center, Helen Keller Hospital, and Saint Luke’s Hospital. Among our existing research customers, 32 renewed their contracts in the third quarter for multiple survey products, while 49 chose to contract for more research services to add to their current services received from HealthStream Research.

New Research Coverage of HealthStream
Three research investment firms have launched research coverage of HealthStream within the last eight weeks. Sidotti & Company launched research coverage on September 2, 2010, while Craig-Hallum Capital Group and First Analysis Securities Corporation launched coverage on October 4, 2010 and October 14, 2010, respectively. With Avondale Partners and Noble Financial Group already providing research on the Company, there are now five research investment firms providing independent research coverage of HealthStream.

Additions to Board of Directors
We announced the addition of C. Martin Harris, M.D. and Deborah Taylor Tate to the Company’s board of directors in September.

Since 1996, C. Martin Harris, M.D. has been the chief information officer and chairman of the Information Technology Division of Cleveland Clinic Foundation, while concurrently serving as a staff physician for Cleveland Clinic Hospital. Dr. Harris is currently chairman of the Healthcare Information and Management Systems Society (HIMSS), a highly regarded not-for-profit organization focused on providing global leadership in the optimal use of information technology and management systems for the betterment of healthcare. He is a director for Invacare Corporation (NYSE: IVC), a global leader of home and long-term care medical products, and previously served as a director for Sentillion, Inc., a company specializing in software for the healthcare industry—recently acquired by Microsoft Corporation.

Deborah Taylor Tate served as Commissioner of the Federal Communications Commission (FCC) from 2006 to 2009 under President George W. Bush, serving as chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Commissioner Tate was serving as chairman and director of the Tennessee Regulatory Authority. Her previous state positions also include serving as executive director of the Health Facilities Commission and as senior staff for then-governor Lamar Alexander. Commissioner Tate served as chairman of the board of directors for Centerstone, Inc., the largest not-for-profit community mental health provider in the U.S., and presently serves on the national board of directors for the Centerstone Research Institute.

Financial Expectations
We are updating our previously issued guidance for the full year 2010 as follows:

The Company anticipates that consolidated revenues for the full year 2010 will grow by 12 percent to 14 percent when compared to the full year 2009. We anticipate revenue growth in the Learning segment to be in the 15 percent to 17 percent range and the Research segment’s revenue to increase by approximately four percent to six percent. We do not anticipate revenues from SimVentures during 2010.

As we have discussed elsewhere in this release, we have begun our investment in the SimVentures project and our year to date expenses include approximately $270,000 related to this initiative. We expect our estimated portion of SimVentures expenses to range between $150,000 and $300,000 for the fourth quarter. These anticipated expenses are in addition to the operating costs to service our existing business.

We anticipate that operating expenses exclusive of SimVentures will grow in the range between 10 percent and 11 percent when compared to the Company’s full year 2009 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We anticipate that operating income will increase 28 percent to 32 percent for the full year of 2010 versus our 2009 results. This growth rate assumes the inclusion of SimVentures expenses in 2010 results. In addition to SimVentures, the Company anticipates adding growth resources including additions to its sales teams, along with other investments focused on expanding our business.

Because of the release of substantially all of our income tax valuation allowance during the fourth quarter of 2009, we expect that the effective income tax rate applied to pre-tax income will range between 43 percent and 46 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $26 million and $21 million, respectively, to offset taxable income.

We anticipate capitalized software development associated with SimVentures to range between $150,000 and $300,000 during the fourth quarter.

Accordingly, we expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements, SimVentures, content development, and additional office space will range between approximately $1.0 million to $1.5 million during the fourth quarter.

Robert A. Frist, Jr., chief executive officer, commented, “We were excited to see the addition of 99,000 newly contracted subscribers to our learning platform in the 92 days of the third quarter. Key financial metrics for the third quarter of 2010 were strong as well; operating income and revenue were up 57% and 18%, respectively, over the prior year same quarter. As the Company continues to execute its strategy, it is gratifying to attract increased visibility in the financial community, as evidenced by the decision of three research investment firms to initiate independent research coverage of HealthStream in the third quarter. I believe we are well positioned to finish the year with a strong performance, as we further innovate for our customers.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, October 26, 2010 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID #19446129) for U.S. and Canadian callers and 706-645-9291 (conference ID #19446129) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.3 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$16,616	$14,105	$48,114	$42,308
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	6,274	5,408	17,643	15,904
Product development	1,750	1,620	4,999	4,602
Sales and marketing	3,358	2,625	9,369	7,940
Depreciation and amortization	1,143	1,306	3,769	3,823
Other general and administrative	2,401	2,067	6,885	6,162

Total operating expenses	14,926	13,026	42,665	38,431
Operating income	1,690	1,079	5,449	3,877
Other expense	(5)	(9)	(18)	(12)

Income before income taxes	1,685	1,070	5,431	3,865
Income tax provision	889	47	2,481	236

Net income	$796	$1,023	$2,950	$3,629

Net income per share:
Net income per share, basic	$0.04	$0.05	$0.14	$0.17

Net income per share, diluted	$0.04	$0.05	$0.13	$0.17

Weighted average shares outstanding:
Basic	21,807	21,464	21,759	21,410

Diluted	22,511	21,932	22,358	21,709

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$796	$1,023	$2,950	$3,629
Interest income	(4)	(4)	(11)	(20)
Interest expense	10	13	31	32
Income taxes	889	47	2,481	236
Share-based compensation expense	166	158	498	455
Depreciation and amortization	1,143	1,306	3,769	3,823

Income before interest, taxes, share-based compensation, depreciation and amortization	$3,000	$2,543	$9,718	$8,155

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2010	2009(1)
ASSETS
Current assets:
Cash and related interest receivable	$21,487	$12,354
Accounts and unbilled receivables, net (2)	12,562	11,216
Prepaid and other current assets	3,334	3,490
Deferred tax assets, current	2,735	2,831

Total current assets	40,118	29,891
Capitalized software feature enhancements, net	4,344	4,182
Property and equipment, net	2,394	2,934
Goodwill and intangible assets, net	24,228	24,938
Deferred tax assets, non current	6,384	8,626
Other assets	297	431

Total assets	$77,765	$71,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,819	$6,627
Deferred revenue	17,103	12,234
Current portion of long-term debt and capital lease obligations	6	316

Total current liabilities	21,928	19,177
Other long-term liabilities	478	—
Long-term debt and capital lease obligations, net of current portion	—	4

Total liabilities	22,406	19,181
Shareholders’ equity:
Common stock	96,994	96,407
Accumulated deficit	(41,635)	(44,586)

Total shareholders’ equity	55,359	51,821

Total liabilities and shareholders’ equity	$77,765	$71,002

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2009.

(2)	Includes unbilled receivables of $1,585 and $1,734 and other receivables of $6 and $9 at September 30, 2010 and December 31, 2009, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2010 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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